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                                                                    EXHIBIT 99.3

                               PICO HOLDINGS, INC
                         875 Prospect Avenue, Suite 301
                               La Jolla, CA 92037


Dear Shareholder:                                               _________, 2000

        On behalf of the Board of Directors of PICO Holdings, Inc. (the "Company"), we are pleased to provide details on the Company's rights offering to purchase shares of the Company's common stock, $.001 par value (the "Common Stock"). The shares of Common Stock are being offered at the subscription price of $15.00 per share.

        Each beneficial owner of Common Stock has the right to purchase one share of Common Stock for every two shares of the Common Stock that he or she owned on March 1, 2000. All fractional shares will be rounded up to the nearest whole number.

        We have enclosed copies of the following documents:

        1.     the Prospectus;

        2.     the Subscription Agreement;

        3.     the "Instructions for Completing the Subscription Agreement";

        4. a return envelope addressed to Harris Trust Company of New York, the Subscription Agent;

        5.     Rights certificate;

        6.     Substitute Form W-9; and

        7.     Guidelines for certification of taxpayer identification number.

        The enclosed Prospectus describes the rights offering and the procedure to follow if you choose to exercise your rights. Please read the Prospectus and other enclosed materials carefully.

        Your prompt action is requested. The rights offering will expire at 5:00 p.m., Eastern Standard Time, on March 27, 2000, unless extended by the Company in its sole discretion (the "Expiration Date").

        To exercise your rights, a properly completed and executed Subscription Agreement, rights certificate, and payment in full for all of the shares purchased must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date.

      Corporate Investor Communications, Inc., PICO's Information Agent, has agreed to provide services to PICO in connection with the rights offering. If you require assistance, please contact our Information Agent toll-free at 1-877-977-6190. Banks and brokers, please call 201-896-1900.
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        Also, Corporate Investor Communications, Inc., our information agent for the rights offering, has agreed to provide services to PICO in connection with the rights offering. If you require assistance please contact our Information Agent toll-free at 1-877-977-6190. Banks and brokers should call
(201) 896-1900.

        We are pleased to offer you this opportunity and hope that you will consider a further investment in the Company.

                                                   Sincerely,

                                                   PICO Holdings, Inc.